[DECKERS OUTDOOR CORPORATION LOGO]



August 10, 2005                                                     Exhibit 10.1

Carlo Lingiardi
45 Pout Pond Lane
Lyme, NH  03786

Dear Carlo:

We are pleased to offer you a full-time position as Teva Brand President reporting to Angel Martinez, President & CEO. Your scheduled start date will be no later than September 1, 2005.

You will receive compensation as follows:

     o    Base Salary: $185,000 ($7,115.38 bi-weekly) Exempt position

     o Bonus information: For fiscal 2006, pending approval by the Board of Directors, you will be eligible to receive a minimum potential bonus of 50% of your base salary, subject to the achievement of targets for overall performance of the Company as well as the achievement of Management Business Objectives set by the CEO. Details of the bonus program for Fiscal 2006 will be provided to you upon approval of the 2006 business plan by the Board of Directors.

     o Restricted Stock Units: For fiscal 2005, you will be eligible to receive a potential grant of 1,500 Restricted Stock Units. These RSU's will vest 25% per quarter beginning on March 31, 2009 and the number of units vested will be dependent upon the Company reaching the budgeted fiscal 2006 Earnings Per Share goal. You will be eligible to participate in the Company's RSU Program in the future at a level commensurate with other executives at your level. The Company's Board of Directors will determine each year the number of RSU's granted for those employees eligible to participate in this program.

     o Sign-on Bonus: You will be eligible to receive a sign-on bonus of $35,000 after all applicable taxes have been withheld, payable to you within thirty days of your date of hire.

     o Relocation benefits: The Company will pay for relocating your household goods and up to two automobiles, which will include moving costs of your personal belongings. You will need to submit three bids to the Company for the cost of such moving for the Company's prior written approval. The Company will provide you with a temporary housing allowance of $6,000 payable to you after your date of hire. For house hunting purposes, the Company will pay for the actual and reasonable expenses for airfare, meals, lodging, and car rental, for the employee and immediate family members, at a location of the Company's choosing for a period of up to (4) days and (3) nights. For the purpose of relocating to the Santa Barbara area, the Company will pay for one-way airfare for the employee and family. Please note that if you were to leave the Company within your first twelve months of employment, you will be required to reimburse the Company for all relocation expenses. Should the Company terminate the employment relationship without cause, you will not be required to reimburse the Company for relocation expenses.

     o Monthly Housing Allowance: The Company does understand that there is a difference in the cost of housing from New Hampshire to the Santa Barbara area. The Company will provide you with a housing allowance of $2,000 per month gross for a period of two years, assuming continued employment by the Company.

     o COBRA Reimbursement: The Company will reimburse you for your COBRA costs until you are eligible to participate in the Company's benefits plan.

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     o    Benefits: You will be eligible for medical, dental and life insurance effective the first of the month, three months from your date of hire. The company pays approximately 80% of the employee's premium and a portion of the premium for spouse and/or family coverage (this will be detailed in orientation). The employee's and spouse/family portion is paid through the Section 125 Flexible Spending Plan, which lowers the actual cost of the plan up to 28-35% due to pre-tax deduction through payroll. Dental insurance is offered at little cost to employees and Deckers provides a life insurance policy which gives all full-time employees coverage of two times their annual salary. In addition, you will have the opportunity to enroll in the 125 plan that allows employees to pay for insurance premiums, any medical out-of-pocket costs and day care costs on a pre-taxed basis from your total compensation.

          You will also be eligible for Deckers' 401(k) Retirement Plan. This plan will allow you to voluntarily invest pre-tax dollars (Federal and State Taxes) towards a retirement plan. You may join this plan the first of the month, three months from your date of hire. Deckers will pay for administrative charges and quarterly reports for each and every eligible employee. There is a Company contribution of 50% of the first 6% contributed by each employee on a bi-weekly basis, up to $1,200 per year. This match is vested at 100%.

As is the case with all employees of the Company, your employment with us will not be for any specified term and is "at-will". Accordingly, while we have every hope that our employment relationship will be a mutually beneficial and rewarding one, you remain free to resign from your position at any time, with or without cause, and the Company similarly may end its employment relationship with you or modify the terms and conditions of employment at any time, with or without cause. Any change in this aspect of our relationship must be set forth in writing and be signed by the CEO of the Company.

Should the Company terminate your employment without cause or notice or should there be a change of control and termination by the Company without cause, the Company will provide you with a severance. Details of the severance can be found in Exhibit A attached to this offer letter.

You will be asked to sign our Proprietary Inventions Agreement, the Arbitration and Mediation Agreement, the Confidentiality Agreement, as well as the Employee Handbook Acknowledgement receipt found on the back page of the manual.

We are very excited about having you join our organization. I am sure you bring a wealth of knowledge, skills and positive attitude with you. I look forward to personally having you on our team here at Deckers Outdoor Corporation.

Please sign and date the bottom of this letter as acknowledgment of receipt and understanding and fax it back to me at (805) 967-0961. If you have any questions or if I can help you in any way, please feel free to contact me. I can be reached at (805) 967-7611, ext. 120 or via e-mail at natec@deckers.com.

Sincerely,

/s/Nate Christensen
-------------------

Nate Christensen
Director of Human Resources


Acknowledge receipt and understanding:

/s/Carlo Lingiardi                          8/10/05
------------------                          -------
Carlo Lingiardi                             Date


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Exhibit A:  Executive Severance Information

1. Upon Termination by Company for Cause or by Executive Without Good
Reason. If the Company terminates the Executive's employment for Cause, or if the Executive terminates the Executive's employment with the Company other than
(x) upon the Executive's death or Total Disability or (y) for Good Reason, the Company will:

     a.   pay the Executive the Accrued Base Salary;
     b.   pay the Executive the Accrued Vacation Payment;
     c.   pay the Executive the Accrued Reimbursable Expenses;
     d. pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
     e.   pay the Executive any Accrued Bonus;
     f. the Executive will have the right to exercise vested stock options or vested Restricted Stock Units (RSU's).

2. Upon Termination by the Company Without Cause or by Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company will:

     a.   pay the Executive the Accrued Base Salary;
     b.   pay the Executive the Accrued Vacation Payment;
     c.   pay the Executive the Accrued Reimbursable Expenses;
     d. pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
     e.   pay the Executive any Accrued Bonus;
     f. pay the Executive severance, commencing on the thirtieth (30th) day following the termination date, of six (6) monthly payments equal to one-twelfth (1/12th) of the Executive's Annual Base Salary in effect immediately prior to the time such termination occurs. Severance will be mitigated on a dollar for dollar basis for any income received by Executive for duties performed for Company or any third party during the six (6) months following termination. The severance payment required under this subsection shall be conditioned upon the Executive executing a general release of claims; and
     g. maintain in full force and effect, for the Executive's and the Executive's eligible beneficiaries, until the first to occur of (x) the Executive's attainment of alternative employment if such employment includes health insurance benefits or (y) the three (3) month anniversary of termination of employment, the benefits provided pursuant to Company-sponsored benefit plans, programs, or other arrangements in which the Executive was entitled to participate as a full-time employee immediately prior to such termination, subject to the terms and conditions of participation as provided under the general terms and provisions of such plans, programs, and arrangements, or in the alternate, the Company will arrange to provide the Executive with continued benefits substantially similar to those which the Executive would have been entitled to receive under such plans, programs, and arrangements;
     h. the Executive will have the right to exercise vested stock options or vested Restricted Stock Units (RSU's).


3. Upon Change of Control and Termination by the Company Without Cause or by Executive for Good Reason. If the Executive's employment is terminated within one (1) year of a Change of Control by the Company without Cause or by the Executive for Good Reason, the Company will:

     a.   pay the Executive the Accrued Base Salary;
     b.   pay the Executive the Accrued Vacation Payment;
     c.   pay the Executive the Accrued Reimbursable Expenses;
     d. pay the Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
     e.   pay the Executive any Accrued Bonus;
     f. pay the Executive severance of one and one-half (1.5) times Executive's Annual Base Salary in effect immediately prior to the time such termination occurs. The severance payment required under this subsection shall be conditioned upon the Executive executing a general release of claims; and
     g. maintain in full force and effect, for the Executive's and the Executive's eligible beneficiaries, until the first to occur of (x) the Executive's attainment of alternative employment if such employment includes health insurance benefits or (y) the eighteen (18) month anniversary of termination, the benefits provided pursuant to Company-sponsored benefit plans, programs, or other arrangements in which the Executive was entitled to participate as a full-time employee immediately prior to such termination, subject to the terms and conditions of participation as provided under the general terms and provisions of such plans, programs, and arrangements, or in the alternate, the Company will arrange to provide the Executive with continued benefits substantially similar to those which the Executive would have been entitled to receive under such plans, programs, and arrangements;

     h. any payments will be grossed up for Internal Revenue Code Section 280G excise tax penalty on "excess parachute payments;" and
     i. the Executive will have the right to exercise vested stock options or vested Restricted Stock Units (RSU's).

4. Definitions:

Accrued Base Salary: any Base Salary that has accrued but was not paid as of the termination date.

Accrued Vacation Payment: unused vacation days accrued as of the termination date in an amount equal to the Executive's Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 240.

Accrued Reimbursable Expenses: expenses incurred by Executive prior to the date of termination that are subject to reimbursement.

Accrued Benefits: accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs, together with any benefits required to be paid or provided in the event of the Executive's death or Total Disability under applicable law.

Accrued Bonus: bonus with respect to a prior fiscal year that has accrued but has not been paid.

Cause: will mean any willful breach of duty by the Executive in the course of the Executive's employment, continued violation of written Company employment policies after written notice of such violation, violation of the Company's Insider Trading Policies, conviction of a felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude, engaging in activities which materially defame the Company, engaging in conduct which is material injurious to the Company or its Affiliates, or any of their respective customer or supplier relationships, financially or otherwise, or the Executive's gross negligence or continued failure to perform Executive's duties or his/her continued incapacity to perform such duties.

Change of Control: will mean if there is a merger, consolidation, sale of all or a major portion of the assets of the Company (or a successor organization) or similar transaction or circumstance where any person or group (other than Douglas B. Otto) acquires or obtains the right to acquire, in one or more transactions, beneficial ownership of more than Fifty Percent (50%) of the outstanding shares of any class of voting stock of the Company (or a successor organization).

Good Reason: will mean the occurrence of material breach of this Agreement by the Company, which breach is not cured within fifteen (15) calendar days after written notice thereof is received by the Company, or in the event of a Change of Control, a reduction of total compensation, benefits, and perquisites, relocation greater than 50 miles, or material change in position or duties.